Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Kevin M LeMahieu, Chief Financial Officer

Phone: (920) 652-3200 / klemahieu@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First Announces Net Income for the First Quarter of 2021

•	Net income of $11.5 million and earnings per common share of $1.49 for the three months ended March 31, 2021

•	Annualized return on average assets of 1.67% for the three months ended March 31, 2021, compared to 1.32% for the first quarter of 2020

•	Annualized return on average common equity of 15.34% for the three months ended March 31, 2021, compared to 12.45% for the first quarter of 2020

•	Quarterly cash dividend of $0.21 per share declared, matching prior quarter and an increase of 5.0% from prior-year first quarter

MANITOWOC, Wis, April 20, 2021 -- Bank First Corporation (NASDAQ: BFC) (“Bank First” or the “Bank”), the holding company for Bank First, N.A., reported net income of $11.5 million, or $1.49 per share, for the first quarter of 2021, compared with net income of $7.3 million, or $1.03 per share, for the prior-year first quarter.

Operating Results

Net interest income during the first quarter of 2021 was $22.1 million, down $2.4 million from the previous quarter but up $3.5 million from the first quarter of 2020.

Throughout 2020, and continuing into 2021, Bank First has been a very active participant in the Paycheck Protection Program (“PPP”), a Small Business Administration (“SBA”) loan program aimed at supporting small business through the turbulent economic environment created by the COVID-19 pandemic (“COVID”). This program provides funds to small businesses with very favorable loan terms and allows for forgiveness by the SBA provided the funds are utilized by the companies as stipulated by the program. Under the original rollout of this program during 2020, Bank First originated over $279.6 million in loans to new and existing customers, $106.4 million of which remained unpaid and unforgiven as of March 31, 2021. Under the second phase of this program, which began during the first quarter of 2021, Bank First originated an additional $81.8 million in loans through March 31, 2021, with a robust remaining pipeline of applications in-process that should close during the coming months. In addition to providing much needed support to these small businesses, this program produced significant fee income for the Bank. Origination fees from the initial round of loans during 2020 totaled nearly $9.5 million, with an additional $3.9 million collected or due to be collected for loans originated during the first quarter of 2021. Under accounting rules, the Bank recognizes these fees as an addition to interest income over the contractual life of the related loan, with any remaining fee being fully recognized into interest income if the loan is paid off or forgiven prior to the original maturity date. As is the case with any institution participating in PPP originations over the last year, this accounting treatment will cause significant variations in the Bank’s interest income and interest margins quarter-to-quarter based on how many PPP loans are forgiven. Unrecognized PPP origination fees totaled $4.6 million and $2.6 million at March 31, 2021, and December 31, 2020, respectively. PPP origination fees accelerated due to prepayment or forgiveness of PPP loans during the first quarter of 2021 approximated $1.1 million.

Interest income related to purchase accounting entries, resulting from our acquisitions of other institutions over the last several years, increased net income (after tax) during the first quarter of 2021 by $0.4 million, or $0.05 per share, compared to $0.5 million, or $0.07 per share, and $0.8 million, or $0.11 per share, for the fourth and first quarters of 2020, respectively.

Net interest margin was 3.57% for the first quarter of 2021, compared to 4.01% for the previous quarter and 3.81% for the first quarter of 2020. The aforementioned purchase loan accounting entries added 0.09%, 0.12% and 0.20% to net interest margin for each of these periods, respectively.

Bank First recorded a provision for loan losses of $0.9 million during the first quarter of 2021, compared to $1.7 million and $1.0 million during the fourth and first quarters of 2020, respectively. Through the first three months of 2021, net charged-off loan amounts were negligible, compared to a net recovery of previously charged-off loans totaling $0.6 million during the first three months of 2020. Management continues to monitor the stress on the overall economy cause by COVID for any specific impacts on Bank First customers. As discussed later in this release, evidence of significant negative impacts have not been noted to date.

Noninterest income was $6.2 million during the first quarter of 2021, compared to $6.7 million and $3.9 million during the fourth and first quarters of 2020, respectively. Noninterest income for the fourth quarter of 2020 included a gain of $1.7 million related to the sale of a branch location. Excluding that gain, noninterest income increased by $1.2 million, or 23.1%, over the prior quarter and $2.3 million, or 59.4%, over the prior-year first quarter. Service charge income experienced a 60.2% increase over the first quarter of 2020, the result of continued benefits of added scale from integrating new markets from our recent acquisitions. Income from Bank First’s ownership in UFS, LLC declined $0.2 million and $0.5 million from the fourth and first quarters of 2020, respectively, the result of expense from an unfavorable sales tax audit as well as the absence of one-time de-conversion fees that existed during 2020. Finally, as was the case over the last several quarters, strong activity in sales of mortgage loans to the secondary market led to a large year-over-year increase in gains on these sales from $0.4 million in the first quarter of 2020 to $2.8 million in the first quarter of 2021.

Noninterest expense was $12.2 million in the first quarter of 2021, compared to $14.0 million and $12.7 million during the fourth and first quarters of 2020, respectively. Personnel expense totaled $7.1 million for the first quarter of 2021, compared to $7.6 million and $6.5 million for the fourth and first quarters of 2020, respectively. The negative variance to the prior year first quarter was due to added scale from the acquisition of Tomah Bancshares, Inc. (“Tomah”) during May 2020. The positive variance from the prior quarter was due to year-end incentive compensation adjustments made during the fourth quarter of 2020 based on very strong financial performance during that year. Occupancy, equipment and office expense declined $0.1 million from the fourth and first quarter of the prior year as we moved past expenses incurred during 2020 to equip a large portion of our staff to work remotely in response to COVID. Data processing expense declined from the fourth quarter of 2020 due to a one-time $0.1 million charge related to our branch sale during that quarter but increased from the first quarter of 2020 due to the added scale from the Tomah acquisition as well as accounts and relationships added during 2020 in coordination with the PPP loans. During the first quarter of 2020, as a result of the uncertainty caused by the onset of COVID, the Bank recognized $1.0 million in negative valuation adjustments on two large other real estate owned. During the first quarter of 2021 the Bank recognized gains of $0.1 million on sales of other real estate owned, causing a significant improvement in year-over-year first quarter profitability.

Balance Sheet

Total assets were $2.85 billion at March 31, 2021, a $128.2 million increase from December 31, 2020, and up $645.9 million from March 31, 2020. Total loans were $2.23 billion at March 31, 2021, up $37.4 million from December 31, 2020, and up $463.7 million from March 31, 2020. Excluding loans acquired in the Tomah acquisition and PPP originations and repayments or forgiveness, loans grew by 8.8% over the trailing twelve months. Annualized loan growth during the first quarter of 2021 net of these same items amounted to 4.0%. Total deposits, nearly all of which remain core deposits, were $2.45 billion at March 31, 2021, up $127.1 million from December 31, 2020, and up $600.8 million from March 31, 2020. Noninterest-bearing demand deposits comprised 31.9% of the Bank’s total core deposits at March 31, 2020, compared to 31.2% and 25.8% at December 31 and March 31, 2020, respectively.

Asset Quality

Nonperforming assets at March 31, 2021, totaled $14.7 million, up from $14.0 million and $11.1 million at the end of the fourth and first quarters of 2020, respectively. Nonperforming assets to total assets remained level, ending the first quarter of 2021 at 0.52%, equaling the level at the end of the prior quarter and up from 0.51% from the end of the first quarter of 2020. After spiking to $23.0 million at the end of the second quarter of 2020, nonperforming assets have been well maintained due to a combination of government stimulus and very active management and support by our effective group of bankers. After topping out at $271.5 million during 2020, total balances on loans which were granted payment deferrals under the Coronavirus Aid, Relief, and Economic Security Act, as extended, ended the current quarter at $7.6 million.

Capital Position

Stockholders’ equity totaled $303.4 million at March 31, 2021, an increase of $8.6 million from the previous quarter and $65.8 million from March 31, 2020. The acquisition of Tomah during May 2020 added $29.4 million to capital. In addition, strong earnings served to increase capital while being offset by dividends totaling $1.6 million during the most recent quarter and $6.3 million during the trailing twelve months. Tangible book value per share of Bank First’s common stock experienced an annualized increase of 14.1% during the first quarter of 2021 and an increase during the trailing twelve months of 18.8%.

Dividend Declaration

Bank First’s Board of Directors approved a quarterly cash dividend of $0.21 per common share, payable on July 7, 2021, to shareholders of record as of June 23, 2021.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 21 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 299 full-time equivalent staff and has assets of approximately $2.8 billion. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

# # #

Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.

Bank First Corporation

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended
(In thousands, except per share data)	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Results of Operations:
Interest income	$24,442	$27,094	$25,928	$24,382	$23,296
Interest expense	2,339	2,623	3,003	3,586	4,653
Net interest income	22,103	24,471	22,925	20,796	18,643
Provision for loan losses	900	1,650	1,350	3,150	975
Net interest income after provision for loan losses	21,203	22,821	21,575	17,646	17,668
Noninterest income	6,210	6,744	5,115	7,764	3,897
Noninterest expense	12,225	13,972	12,202	14,438	12,741
Income before income tax expense	15,188	15,593	14,488	10,972	8,824
Income tax expense	3,674	4,063	3,534	2,676	1,558
Net income	$11,514	$11,530	$10,954	$8,296	$7,266

Earnings per common share - basic	$1.49	$1.49	$1.42	$1.11	$1.03
Earnings per common share - diluted	1.49	1.49	1.42	1.11	1.02

Common Shares:
Basic weighted average	7,657,301	7,659,904	7,673,572	7,395,199	7,028,690
Diluted weighted average	7,677,976	7,682,101	7,691,326	7,405,995	7,128,246
Outstanding	7,729,216	7,709,497	7,729,762	7,733,457	7,155,955

Noninterest income / noninterest expense:
Service charges	$1,467	$1,586	$1,343	$1,158	$916
Income from Ansay	725	169	970	710	891
Income from UFS	366	599	720	850	897
Loan servicing income	505	194	538	226	462
Net gain on sales of mortgage loans	2,811	2,214	1,304	1,332	460
Net gain on sales of securities	-	-	-	3,233	-
Noninterest income from strategic alliances	17	26	16	16	17
Other noninterest income	319	1,956	224	239	254
Total noninterest income	$6,210	$6,744	$5,115	$7,764	$3,897

Personnel expense	$7,091	$7,604	$6,609	$6,608	$6,452
Occupancy, equipment and office	1,210	1,352	1,171	921	1,275
Data processing	1,393	1,519	1,463	1,334	1,199
Postage, stationery and supplies	197	204	219	277	172
Net (gain) loss on sales and valuations of other real estate owned	(133)	(16)	(32)	467	976
Advertising	49	61	41	69	55
Charitable contributions	126	214	110	127	123
Outside service fees	755	1,029	888	1,394	801
Amortization of intangibles	351	522	418	362	334
Penalty for early extinguishment of debt	-	-	-	1,323	-
Other noninterest expense	1,186	1,483	1,315	1,556	1,354
Total noninterest expense	$12,225	$13,972	$12,202	$14,438	$12,741

Period-end balances:
Cash and cash equivalents	$261,174	$170,219	$80,752	$177,231	$54,153
Investment securities available-for-sale, at fair value	167,940	165,039	173,334	174,067	172,070
Investment securities held-to-maturity, at cost	5,918	6,669	6,670	9,579	43,732
Loans	2,228,892	2,191,460	2,193,228	2,115,023	1,765,242
Allowance for loan losses	(18,531)	(17,658)	(16,318)	(16,071)	(12,967)
Premises and equipment	43,606	43,183	41,186	39,645	36,615
Goodwill and other intangibles, net	64,288	64,639	65,110	65,559	52,789
Other assets	92,912	94,465	95,285	92,878	88,686
Total assets	2,846,199	2,718,016	2,639,247	2,657,911	2,200,320

Deposits	2,448,035	2,320,963	2,271,040	2,263,145	1,847,209
Securities sold under repurchase agreements	47,631	36,377	23,894	57,442	35,786
Borrowings	30,467	40,969	45,657	43,721	67,377
Other liabilities	16,624	24,850	12,552	17,503	12,266
Total liabilities	2,542,757	2,423,159	2,353,143	2,381,811	1,962,638

Stockholders' equity	303,442	294,857	286,104	276,100	237,682

Book value per common share	39.26	38.25	37.01	35.70	33.21
Tangible book value per common share	31.42	30.35	29.12	27.76	26.44

Average balances:
Loans	$2,196,142	$2,206,207	$2,140,008	$2,034,738	$1,744,576
Interest-earning assets	2,547,783	2,465,713	2,423,168	2,329,097	2,011,382
Total assets	2,750,471	2,671,967	2,626,136	2,520,882	2,196,662
Deposits	2,355,888	2,316,793	2,260,065	2,130,100	1,843,039
Interest-bearing liabilities	1,694,711	1,663,642	1,636,606	1,589,127	1,476,814
Goodwill and other intangibles, net	60,782	60,836	61,276	53,836	48,606
Stockholders' equity	300,331	289,916	281,656	256,529	233,470

Paycheck Protection Program ("PPP") loan information
PPP Loans (period end)	$188,221	$172,424	$279,558	$278,149	$-
PPP Loan Deferred Origination Fees (period end)	4,552	2,573	5,818	7,472	-
PPP Loans (average during the period)	174,242	235,325	279,337	221,138	-
Interest income recognized during the period (includes recognized origination fees)	2,368	3,833	2,418	2,488	-

Financial ratios:
Return on average assets	1.67%	1.71%	1.67%	1.32%	1.32%
Return on average common equity	15.34%	15.78%	15.56%	12.94%	12.45%
Average equity to average assets	10.92%	10.85%	10.73%	10.18%	10.63%
Stockholders' equity to assets	10.66%	10.85%	10.84%	10.39%	10.80%
Tangible equity to tangible assets	8.72%	8.80%	8.73%	8.27%	8.79%
Loan yield	4.34%	4.62%	4.65%	4.66%	5.07%
Earning asset yield	3.95%	4.44%	4.33%	4.29%	4.74%
Cost of funds	0.56%	0.63%	0.73%	0.91%	1.27%
Net interest margin, taxable equivalent	3.57%	4.01%	3.84%	3.67%	3.81%
Net loan charge-offs to average loans	0.00%	0.01%	0.20%	0.01%	-0.14%
Nonperforming loans to total loans	0.63%	0.57%	0.84%	1.09%	0.42%
Nonperforming assets to total assets	0.52%	0.52%	0.79%	0.94%	0.51%
Allowance for loan losses to loans	0.83%	0.81%	0.74%	0.76%	0.73%

Bank First Corporation

Average assets, liabilities and stockholders' equity, and average rates earned or paid

	Three Months Ended
	March 31, 2021			March 31, 2020
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$2,102,261	$90,976	4.33%	$1,625,872	$82,371	5.07%
Tax-exempt	93,881	4,331	4.61%	118,704	6,065	5.11%
Securities
Taxable (available for sale)	100,566	2,657	2.64%	133,777	3,563	2.66%
Tax-exempt (available for sale)	71,283	2,259	3.17%	55,515	1,881	3.39%
Taxable (held to maturity)	-	-	-	33,526	807	2.41%
Tax-exempt (held to maturity)	6,661	166	2.49%	10,207	280	2.74%
Cash and due from banks	173,131	158	0.09%	33,781	455	1.35%
Total interest-earning assets	2,547,783	100,547	3.95%	2,011,382	95,422	4.74%
Non interest-earning assets	220,723			198,247
Allowance for loan losses	(18,035)			(12,967)
Total assets	$2,750,471			$2,196,662
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits
Checking accounts	$221,489	$256	0.12%	$190,823	$1,633	0.86%
Savings accounts	434,697	1,571	0.36%	303,311	2,445	0.81%
Money market accounts	626,857	2,137	0.34%	498,815	4,541	0.91%
Certificates of deposit	316,677	4,240	1.34%	364,831	7,439	2.04%
Brokered Deposits	18,249	516	2.83%	15,581	470	3.02%
Total interest bearing deposits	1,617,969	8,720	0.54%	1,373,361	16,528	1.20%
Other borrowed funds	76,742	767	1.00%	103,453	2,185	2.11%
Total interest-bearing liabilities	1,694,711	9,487	0.56%	1,476,814	18,713	1.27%
Non-interest bearing liabilities
Demand Deposits	737,919			469,678
Other liabilities	17,510			16,700
Total Liabilities	2,450,140			1,963,192
Shareholders' equity	300,331			233,470
Total liabilities & sharesholders' equity	$2,750,471			$2,196,662
Net interest income on a fully taxable equivalent basis		91,060			76,709
Less taxable equivalent adjustment		(1,419)			(1,727)
Net interest income		$89,641			$74,982
Net interest spread (3)			3.39%			3.48%
Net interest margin (4)			3.57%			3.81%

(1) Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21%.

(2) Nonaccrual loans are included in average amounts outstanding.

(3) Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4) Represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.